Exhibit 99.1

234 Ninth Avenue North Seattle, WA 98109	T 206-624-3357 F 206-624-6857 www.jonessoda.com

NEWS RELEASE

JONES SODA CO. ANNOUNCES THAT IT HAS CLOSED A $30 MILLION

PRIVATE PLACEMENT FINANCING

June 9, 2006	Trading Symbol: NASDAQ: JSDA
TSX-V: JSD

Seattle, Washington – Jones Soda Co. (the “Company” or “Jones”), today announced that it has closed the private placement of 3,157,895 shares of its common stock, at per share price of $9.50. Gross proceeds to the Company from the sale of the shares of common stock were approximately $30.0 million. Net proceeds will be used for working capital and general corporate purposes. Piper Jaffray & Co. acted as the sole placement agent for the private placement. ThinkEquity Partners LLC acted as the financial advisor.

The shares of common stock sold have not been registered under the Securities Act of 1933, or any state securities laws, and were sold in a private transaction under Regulation D. Unless the shares are registered, they may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. The company is obligated to register the shares being sold for resale on a registration statement to be filed within 30 days of the closing of the transaction. The securities are subject to a hold period in British Columbia that expires on October 9, 2006.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co. manufactures its Jones Soda, Jones Energy, Jones Organics, Jones Naturals and Whoopass brands and sells through its distribution network in select markets across North America. A leader in the premium soda category, Jones is known for its innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers and everywhere you’d never expect to find a soda.

For further information, contact:

Peter van Stolk, Jones Soda Co.	Chad Jacobs, Integrated Corporate Relations.

(206) 624-3357 or pvs@jonessoda.com	(203) 682-8200 or cjacobs@icr-online.com

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